As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-203108

Registration No. 333-207146

Registration No. 333-214037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-203108

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-207146

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-214037

UNDER

THE SECURITIES ACT OF 1933

Caesars Acquisition Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2672999
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Principal Executive Offices including Zip Code)

Michael D. Cohen, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Raymond Y. Lin, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4843

(212) 906-1369

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Caesars Acquisition Company (the “Registrant”):

•	Registration on Form S-3 (File No. 333-203108) filed on March 30, 2015 and amended on June 26, 2015 and September 9, 2015, which registered 521,062 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), for resale by selling stockholders at various times and in various types of transactions described in such Registration Statement;

•	Registration on Form S-3 (File No. 333-207146) filed on September 25, 2015 and amended on October 23, 2015, which registered 648,202 shares of Common Stock for resale by selling stockholders at various times and in various types of transactions described in such Registration Statement; and

•	Registration on Form S-3 (File No. 333-214037) filed on October 7, 2016 and amended on November 1, 2016, which registered 363,077 shares of Common Stock for resale by selling stockholders at various times and in various types of transactions described in such Registration Statement.

This Post-Effective Amendment is being filed to deregister all unsold securities registered under the Registration Statements and remaining available thereunder.

On October 6, 2017, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger by and between the Registrant and Caesars Entertainment Corporation (“CEC”), dated as of July 9, 2016, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, the Registrant merged with and into CEC, with CEC as the surviving company (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements have been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on this 6th day of October 2017.

CAESARS ACQUISITION COMPANY

By:	/s/ CRAIG ABRAHAMS
Craig Abrahams
Chief Financial Officer